EXHIBIT 99.1

Fastenal Company Reports 2011 Fourth Quarter and Annual Earnings

WINONA, Minn., Jan. 18, 2012 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter and year ended December 31, 2011. Except for per share information, or as otherwise noted below, dollar amounts are in thousands. Share and per share information in this release has been adjusted to give effect to the two-for-one split of our common stock in May 2011.

Net sales, pre-tax earnings, net earnings, and net earnings per share were as follows for the periods ended December 31:

	Twelve-month period			Three-month period
	2011	2010	Change	2011	2010	Change

Net sales	$ 2,766,859	2,269,471	21.9%	$ 697,804	573,766	21.6%
Pre-tax earnings	$ 575,081	430,640	33.5%	$ 140,769	107,144	31.4%
% of sales	20.8%	19.0%		20.2%	18.7%
Net earnings	$ 357,929	265,356	34.9%	$ 87,472	65,161	34.2%
Net earnings per share (basic)	$ 1.21	0.90	34.4%	$ 0.30	0.22	36.4%

On December 31, 2011, we had 2,585 stores. In 2011, we opened 122 new stores, an increase of 4.9% since December 31, 2010 (we opened 127 new stores in the same period of 2010). On December 31, 2011, we had 15,168 employees, an increase of 14.2% since December 31, 2010.

COMMENTS REGARDING MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE

Note – Daily sales are defined as the sales for the period divided by the number of business days in the period.

This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance. The first discussion regarding monthly sales changes provides a good mechanical view of our business based on the age of our stores. The second discussion provides a framework for understanding the sequential trends (that is, comparing a period to the immediately preceding period) in our business. Finally, we believe the third discussion regarding end market performance provides insight into activities with our various types of customers.

MONTHLY SALES CHANGES:

All company sales – During each of the twelve months in 2011, 2010, and 2009, all of our selling locations, when combined, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2011	18.8%	21.5%	22.8%	23.2%	22.6%	22.5%	22.4%	20.0%	18.8%	21.4%	22.2%	21.2%
2010	2.4%	4.4%	12.1%	18.6%	21.1%	21.1%	24.4%	22.1%	23.5%	22.4%	17.9%	20.9%
2009	-8.5%	-10.5%	-17.4%	-21.0%	-20.7%	-22.5%	-22.9%	-21.4%	-20.8%	-18.7%	-12.0%	-8.6%

The growth in 2010 and 2011 generally continues the improving trend we saw in the latter half of 2009. The negative growth in 2009 relates to the general economic weakness in the global marketplace. The change in currencies in foreign countries (primarily Canada) relative to the United States dollar improved our daily sales growth rate by 0.7% during 2011.

Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2011 group – opened 2009 and earlier, 2010 group – opened 2008 and earlier, and 2009 group – opened 2007 and earlier) represent a consistent 'same-store' view of our business. During each of the twelve months in 2011, 2010, and 2009, the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2011	16.0%	18.4%	19.4%	19.6%	19.2%	19.1%	18.7%	16.5%	15.2%	18.0%	18.5%	17.5%
2010	0.6%	2.3%	9.6%	16.3%	18.5%	18.3%	21.3%	19.2%	19.8%	18.8%	14.1%	16.8%
2009	-11.2%	-13.8%	-20.1%	-24.0%	-23.7%	-25.1%	-25.4%	-24.0%	-23.1%	-20.9%	-13.7%	-10.6%

Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2011 group – opened 2006 and earlier, 2010 group – opened 2005 and earlier, and 2009 group – opened 2004 and earlier). This group is more cyclical due to the increased market share they enjoy in their local markets. During each of the twelve months in 2011, 2010, and 2009, the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2011	15.3%	17.9%	19.2%	19.1%	17.9%	18.2%	17.3%	15.2%	14.5%	17.0%	17.4%	16.9%
2010	-2.1%	-0.5%	7.4%	14.9%	17.3%	16.2%	19.8%	18.2%	18.9%	17.9%	13.2%	16.0%
2009	-12.4%	-14.3%	-21.5%	-25.2%	-25.2%	-26.3%	-26.6%	-24.7%	-24.2%	-21.7%	-15.0%	-12.1%

SEQUENTIAL TRENDS:

We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.

History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in April in both 2011 and 2010), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas / New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week.

The table below shows the pattern to our sequential change in our daily sales. The line labeled 'Past' is an historical average of our sequential daily sales change for the period 1998 to 2003. We chose this time frame because it had similar characteristics, a weaker industrial economy in North America, and could serve as a benchmark for a possible trend line. The '2010' and '2011' lines represent our actual sequential daily sales changes. The '10Delta' line is the difference between the 'Past' and '2010'; similarly, the '11Delta' is the difference between the 'Past' and '2011'.

	Jan.(1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.
Past	0.9%	3.3%	2.9%	-0.3%	3.4%	2.8%	-2.3%	2.6%	2.6%	-0.7%

2010	2.9%	-0.7%	5.9%	0.6%	4.8%	1.7%	-1.0%	3.5%	4.5%	-1.5%
10Delta	2.0%	-4.0%	3.0%	0.9%	1.4%	-1.1%	1.3%	0.9%	1.9%	-0.8%

2011	-0.2%	1.6%	7.0%	0.9%	4.3%	1.7%	-1.0%	1.4%	3.4%	0.7%
11Delta	-1.1%	-1.7%	4.1%	1.2%	0.9%	-1.1%	1.3%	-1.2%	0.8%	1.4%

(1) The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.

During 2010 and 2011, sales were strong - our business has closely followed the trend line since the fall of 2009. The months of February 2011 and 2010 were both negatively impacted by weather.

A graph of the sequential daily sales change pattern discussed above, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

END MARKET PERFORMANCE:

Fluctuations in end market business – The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales to these customers grew or contracted in the first, second, third, and fourth quarters (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual

2011	15.5%	18.5%	18.3%	21.0%	20.0%
2010	15.7%	29.8%	30.6%	17.7%	22.4%
2009	-16.0%	-25.2%	-22.8%	-10.1%	-18.8%

The 2011 and 2010 growth was more pronounced in our industrial production business (this is business where we supply products that become part of the finished goods produced by our customers) and less pronounced in the maintenance portion of our manufacturing business (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing). The 2009 contraction was more severe in our industrial production business and less severe in the maintenance portion of our manufacturing business. These patterns are influenced by the movements noted in the Purchasing Manufacturers Index ('PMI') published by the Institute for Supply Management (http://www.ism.ws/), which is a composite index of economic activity in the manufacturing sector. The PMI in 2011, 2010, and 2009 was as follows:

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2011	60.8	61.4	61.2	60.4	53.5	55.3	50.9	50.6	51.6	50.8	52.7	53.9
2010	58.3	57.1	60.4	59.6	57.8	55.3	55.1	55.2	55.3	56.9	58.2	58.5
2009	35.7	36.0	36.6	39.9	41.9	44.7	49.0	51.4	53.2	55.8	54.7	56.4

Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales to these customers grew or contracted in the first, second, third, and fourth quarters (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual

2011	17.7%	15.8%	15.8%	17.4%	17.1%
2010	-14.7%	0.5%	6.3%	10.3%	-0.3%
2009	-6.4%	-19.6%	-25.3%	-24.8%	-19.4%

On a sequential basis, the sales to our manufacturing customers stabilized in May 2009 and then started to demonstrate patterns that resemble historical norms. This reversed the negative trend which began in October 2008. This stabilization and improvement was partially offset by continued deteriorization in our non-residential construction business which weakened dramatically in the first eight months of 2009, and then began to also demonstrate patterns that resemble historical norms.

A graph of the sequential daily sales trends to these two end markets in 2009, 2010, and 2011, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

Manufacturing

130
120
110
100
90
80
70
60
Previous Oct.
Jan.
Feb.
Mar.
Apr.
May
June
July
Aug.
Sept.
Oct.
2009
2010
2011

Non-Residential Construction

130
120
110
100
90
80
70
60
Previous Oct.
Jan.
Feb.
Mar.
Apr.
May
June
July
Aug.
Sept.
Oct.
2009
2010
2011

PATHWAY TO PROFIT AND ITS IMPACT ON OUR BUSINESS:

In April 2007 we disclosed our intention to alter the growth drivers of our business – For most of the preceding ten years, we used store openings as the primary growth driver of our business (our historical rate was approximately 14% new stores each year). As announced in April 2007, we began to add outside sales personnel into existing stores at a faster rate than historical patterns. We funded this sales force expansion with the occupancy savings generated by opening stores at the rate of 7% to 10% per year (see our disclosure below regarding store growth in recent periods). Our goal was four-fold: (1) to continue growing our business at a similar rate with the new outside sales investment model, (2) to grow the sales of our average store to $125 thousand per month in the five year period from 2007 to 2012, (3) to enhance the profitability of the overall business by capturing the natural expense leverage that has historically occurred in our existing stores as their sales grow, resulting in a growth of our pre-tax earnings to 23% of net sales by 2012, and (4) to improve the performance of our business due to the more efficient use of working capital (primarily inventory) as our average sales volume per store increases. The economic weakness that dramatically worsened in the fall of 2008 and continued into 2009 caused us to alter the 'pathway to profit' in 2009. These changes centered on two aspects (1) temporarily slowing new store openings to a range of 2% to 5% per year, and (2) temporarily stopping headcount additions except for new store openings and for stores that are growing. However, as our business trends started to improve late in 2009, we began to increase our planned openings and headcount growth. (See later discussion on future store openings and on store count and full-time equivalent (FTE) headcount.)

The 'pathway to profit' initiative allows us to focus on the three drivers of our business: (1) sales force headcount, (2) store (or unit) growth, and (3) average sales volume per store, which ultimately drive our level of profitability. Our original goal was to hit the $125 thousand per month store average, and grow our pre-tax earnings to 23% of net sales, by 2012. We previously disclosed that we believed the duration of the economic weakness could delay the timing of when we achieve these goals by 24-30 months. However, in 2010 we modified our thought process around the 'pathway to profit' in two regards. First, the 'pathway to profit' initiative is slowly lowering our cost structure. With a structurally lowered cost structure and improved gross margins, we concluded we could hit our profitability target in the 'pathway to profit' initiative with average store sales of $100 - $110 thousand per month by 2013 (see evidence of this in our 'Store Size and Profitability' table later in this document). Second, we decided to hire fewer store-based employees and instead added resources focused on specific sales opportunities, such as national accounts personnel and dedicated sales specialists (manufacturing, government, industry focused, and industrial vending solutions). The decision to accelerate the addition of non-store selling resources into the areas of national accounts and dedicated sales specialists reinforces our belief that these areas represent an efficient manner to accelerate sales at existing stores.

Future store openings and increases in automated solutions (industrial vending) – In July 2010, we indicated our intentions to open 80 to 95 new stores during the second half of 2010 (or an annualized rate of 6.8% to 8.0%). During the second half of 2010 we opened 82 stores. For 2011, we originally disclosed our intention to open 150 to 200 new stores, or an annualized rate of 6.0% to 8.0%. As the PMI began to moderate in May 2011 (see table earlier in this document), our field personnel began to slow their store openings. As a result, we opened 122 new stores in 2011, or approximately 4.9%. In 2012, we expect to open approximately 4.0% to 6.0% new stores. We believe this is a rational reaction to the current PMI and due to the good results we are experiencing with our national accounts and dedicated sales specialists, particularly related to our automated solutions (industrial vending) rollout (discussed below). During 2011 and 2010, we closed 28 and seven stores, respectively. These closures resulted from our belief we could better serve those local markets with a different store footprint. We have closed 62 stores in our 40+ year history.

As was discussed at our investor day in May 2011, we have made significant progress in the development of automated solutions (industrial vending) for our customers. We believe these solutions have the potential to be transformative to industrial distribution. Some key statistics regarding this business include the following:

		Q1	Q2	Q3	Q4

Number of vending machines in	2011	1,405	2,107	2,246	2,084
contracts signed during the period[1]	2010	257	420	440	792
	2009	115	224	210	332

Cumulative machines installed[2]	2011	2,659	3,867	5,642	7,453
	2010	892	1,184	1,515	1,925
	2009	90	206	387	567

Percent of total net sales to	2011	8.9%	10.5%	13.1%	15.7%
customers with vending machines[3]	2010	3.4%	4.6%	6.1%	7.5%
	2009	0.5%	1.0%	1.6%	2.2%

Daily sales growth to customers	2011	50.6%	43.9%	42.5%	40.7%
with vending machines[4]	2010	37.4%	54.0%	56.4%	60.2%
	2009	Not meaningful, due to start-up phase

[1] This represents the gross number of machines signed during the quarter, not the number of contracts.
[2] This represents the number of machines installed and producing revenue on the last day of the quarter.
[3] The percentage of total sales (vended and traditional) to customers currently using a vending solution.
[4] The growth in total sales (vended and traditional) to customers currently using a vending solution compared to the comparable period in the preceding year.

In addition to the increases in the number of vending machine contracts signed and the sales results noted, we are pleased with the ramp-up in our ability to install machines. In the third and fourth quarter of 2011, we installed 1,775 machines (5,642 versus 3,867) and 1,811 machines (7,453 versus 5,642), respectively, a dramatic increase over the 331 (1,515 versus 1,184) and 410 machines (1,925 versus 1,515) installed in the third and fourth quarter of 2010, respectively.

Store Count and Full-Time Equivalent (FTE) Headcount – The two tables that follow highlight certain impacts of the 'pathway to profit'. Under the 'pathway to profit' we increased both our store count and our store FTE headcount during 2007 and 2008. However, as indicated earlier, the rate of increase in store locations slowed and our FTE headcount for all types of personnel was reduced when the economy weakened late in 2008. In the two tables that follow, we refer to our 'store' sales, 'store' locations, 'store' personnel and 'store' profitability. When we discuss 'stores' in the first table, we are referring to (1) 'Fastenal' stores and (2) strategic account stores. 'Fastenal' stores are either a 'traditional' store, the typical format in North America, or an 'overseas' store, which is the typical format outside the United States and Canada. This is discussed in greater detail in our 2010 annual report on Form 10-K. Strategic account stores are stores that are focused on selling to a group of large customers in a limited geographic market. When we discuss in the second table our profitability as the average monthly 'store' sales grow, we are referring to 'traditional' stores. The sales, outside of our 'store' group, relate to either (1) our in-plant locations, (2) the portion of our internally manufactured product that is sold directly to a customer and not through a store (including our Holo-Krome business acquired in December 2009), or (3) our direct import business.

The breakdown of our sales, the average monthly sales per store, the number of stores at quarter end, the average headcount at our stores during a quarter, the average FTE headcount during a quarter, and the percentage change were as follows for the first quarter of 2007 (the last completed quarter before we began the 'pathway to profit'), for the third quarter of 2008 (our peak quarter before the economy weakened), and for each of the last five quarters:

	Q1 2007	Q3 2008	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011

Total net sales reported	$489,157	$625,037	$573,766	$640,583	$701,730	$726,742	$697,804
Less: Non-store sales (approximate)	40,891	57,267	68,911	78,021	85,535	88,500	86,737
Store net sales (approximate)	$448,266	$567,770	$504,855	$562,562	$616,195	$638,242	$611,067
% change since Q1 2007		26.7%	12.6%	25.5%	37.5%	42.4%	36.3%
% change (twelve months)		17.5%	22.3%	25.2%	23.6%	21.1%	21.0%

Percentage of sales through a store	92%	91%	88%	88%	88%	88%	88%

Average monthly sales per store	$72	$82	$68	$74	$80	$83	$79
(using ending store count)
% change since Q1 2007		13.9%	-5.6%	2.8%	11.1%	15.3%	9.7%
% change (twelve months)		9.3%	17.2%	17.5%	15.9%	15.3%	16.2%

Store locations - quarter end count	2,073	2,300	2,490	2,522	2,558	2,566	2,585
% change since Q1 2007		11.0%	20.1%	21.7%	23.4%	23.8%	24.7%
% change (twelve months)		7.2%	5.1%	5.4%	6.3%	4.6%	3.8%

Store personnel - absolute headcount	6,849	9,123	9,048	9,344	9,734	10,057	10,328
% change since Q1 2007		33.2%	32.1%	36.4%	42.1%	46.8%	50.8%
% change (twelve months)		17.9%	6.2%	11.2%	15.9%	16.4%	14.1%

Store personnel - FTE	6,383	8,280	7,611	7,825	8,254	8,629	8,684
Non-store selling personnel - FTE	616	599	712	779	850	920	953
Sub-total of all sales personnel - FTE	6,999	8,879	8,323	8,604	9,104	9,549	9,637

Distribution and manufacturing personnel-FTE [1]	1,962	2,244	2,040	2,069	2,249	2,343	2,336
Administrative personnel-FTE	767	805	744	760	783	811	796
Sub-total of non-sales personnel - FTE	2,729	3,049	2,784	2,829	3,032	3,154	3,132

Total - average FTE headcount	9,728	11,928	11,107	11,433	12,136	12,703	12,769

% change since Q1 2007
Store personnel - FTE		29.7%	19.2%	22.6%	29.3%	35.2%	36.0%
Non-store selling personnel - FTE		-2.8%	15.6%	26.5%	38.0%	49.4%	54.7%
Sub-total of all sales personnel - FTE		26.9%	18.9%	22.9%	30.1%	36.4%	37.7%

Distribution and manufacturing personnel-FTE [1]		14.4%	4.0%	5.5%	14.6%	19.4%	19.1%
Administrative personnel-FTE		5.0%	-3.0%	-0.9%	2.1%	5.7%	3.8%
Sub-total of non-sales personnel - FTE		11.7%	2.0%	3.7%	11.1%	15.6%	14.8%

Total - average FTE headcount		22.6%	14.2%	17.5%	24.8%	30.6%	31.3%

% change (twelve months)
Store personnel - FTE		15.2%	8.6%	11.7%	16.0%	15.8%	14.1%
Non-store selling personnel - FTE		-2.4%	19.3%	31.1%	43.8%	44.0%	33.8%
Sub-total of all sales personnel - FTE		13.8%	9.5%	13.2%	18.1%	18.0%	15.8%

Distribution and manufacturing personnel-FTE [1]		5.4%	15.4%	14.9%	19.4%	16.7%	14.5%
Administrative personnel - FTE		7.9%	6.1%	7.6%	10.7%	11.7%	7.0%
Sub-total of non-sales personnel - FTE		6.0%	12.8%	12.9%	17.0%	15.4%	12.5%

Total - average FTE headcount		11.7%	10.3%	13.2%	17.8%	17.4%	15.0%

[1] The distribution and manufacturing headcount was impacted by the addition of 92 employees with the acquisition of Holo- Krome in December 2009.

Store Size and Profitability –The average age, number of stores, and pre-tax earnings data by store size for the fourth quarter of 2011, 2010, and 2009, respectively, were as follows:

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Earnings Percentage
Three months ended December 31, 2011

$0 to $30,000	3.8	353	13.7%	-13.7%
$30,001 to $60,000	7.2	882	34.1%	11.7%
$60,001 to $100,000	9.4	680	26.3%	21.3%
$100,001 to $150,000	12.0	352	13.6%	25.9%
Over $150,000	15.1	227	8.8%	27.4%
Strategic Account/Overseas Store		91	3.5%
Company Total		2,585	100.0%	20.2%

Three months ended December 31, 2010

$0 to $30,000	3.8	462	18.6%	-13.2%
$30,001 to $60,000	6.8	952	38.2%	12.7%
$60,001 to $100,000	9.7	573	23.0%	22.0%
$100,001 to $150,000	12.2	276	11.1%	25.2%
Over $150,000	15.2	152	6.1%	27.1%
Strategic Account/Overseas Store		75	3.0%
Company Total		2,490	100.0%	18.7%

Three months ended December 31, 2009

$0 to $30,000	3.9	608	25.7%	-16.1%
$30,001 to $60,000	6.8	915	38.6%	10.1%
$60,001 to $100,000	9.4	512	21.6%	20.1%
$100,001 to $150,000	13.1	175	7.4%	24.4%
Over $150,000	15.7	97	4.1%	25.2%
Strategic Account/Overseas Store		62	2.6%
Company Total		2,369	100.0%	15.0%

Note -- Amounts may not foot due to rounding difference.

Our original intent under the 'pathway to profit' was to increase the sales of our average store to approximately $125,000 per month (see earlier discussion) in order to meet our pre-tax earnings profitability goal of 23%. This would have shifted the store mix emphasis from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000) to the last three categories ($60,001 to $100,000, $100,001 to $150,000, and over $150,000), and we believe would have allowed us to leverage our fixed cost and increase our overall productivity. Our goal today is to continue (1) to grow the business and (2) to grow our pre-tax earnings as a percent of net sales. As stated earlier, we now believe, based on the profitability improvements noted in the table above, we can hit our pre-tax earnings percent goal of 23% with average store sales of approximately $100,000 - $110,000 per month.

Note – Dollar amounts in this section are presented in whole dollars, not thousands.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales) for the periods ended December 31:

	Twelve-month period
	2011	2010	2009

Net sales	100.0%	100.0%	100.0%
Gross profit	51.8%	51.8%	50.9%

Operating and administrative expenses	31.1%	32.8%	35.6%
Loss (gain) on sale of property and equipment	0.0%	0.0%	0.0%
Operating income	20.8%	19.0%	15.3%

Interest income	0.0%	0.0%	0.1%
Earnings before income taxes	20.8%	19.0%	15.4%

Note -- Amounts may not foot due to rounding differences.

Gross profit – relative to sales, were consistent in 2011 and 2010 and improved from 2009.

The gross profit percentage in the first, second, third and fourth quarters was as follows:

	Q1	Q2	Q3	Q4

2011	52.0%	52.2%	51.9%	51.2%
2010	51.1%	52.1%	51.8%	52.0%
2009	52.9%	51.1%	50.0%	49.9%

The fluctuations in our gross profit percentages are typically driven by changes in: (1) transactional gross profit, (2) organizational gross profit, and (3) vendor incentive gross profit. The transactional gross profit represents the gross profit realized from the day-to-day fluctuations in customer pricing relative to product and freight costs. The organizational gross profit represents the component of gross profit we attribute to buying scale and efficiency gains. The third component relates to vendor volume allowances.

In the short-term, periods of inflation or deflation can influence the first two categories, while sudden changes in business volume can influence the third. This impact can be magnified, as in 2009, due to the nature of our inventory turns and the dramatic decrease in sales activity during much of the year.

In the past, we have indicated that we believe a normal gross profit percentage range for our business is 51% to 53%. This is based on our current mix of products, geographies, end markets, and end market uses (such as industrial production business versus maintenance business). We exceeded this range late in 2008, primarily due to inflationary trends in our business. The impact was evenly split between the transactional and organizational gross profit categories. This benefit carried into the first quarter of 2009, and quickly dissipated. In the second quarter of 2009, the trend flipped to deflation and our gross margin began to drop. About 80% of this drop was evenly split between the same two categories and the other 20% related to the dramatic drop in business volumes and the related drop in vendor incentive gross profit. In the second half of 2009, these two factors (deflation and a drop in business volume), plus the competitive environment of a severe recession, pushed our gross margin to the bottom, and then just below, our expected range. This drop was equally felt in the three categories noted above.

Our business began to expand during 2010 and the drag on gross margins related to deflation began to subside. This allowed our gross margins to move back into the expected range. In the second quarter of 2010, we moved into the middle of our expected gross profit range as the three components of gross profit improved, the contribution being split fairly evenly between the three components. We remained in the middle of the expected range until the fourth quarter of 2011. In the fourth quarter of 2011, our gross margin felt pressure and dropped to the lower end of our range. This drop was primarily due to changes in our transactional margin (primarily due to changes in product and customer mix), lower vendor incentive gross profit, and lower freight utilization. The latter two items created half of the gross margin drop and are more of a seasonal issue.

Operating and administrative expenses - improved relative to sales in 2011 versus both 2010 and 2009.

Historically, 65% to 70% of our operating and administrative expenses consist of employee related costs. The components are: (1) payroll (which includes cash compensation, stock option expense, and profit sharing), (2) health care, (3) personnel development, and (4) social taxes. During 2009, these components had reduced to a range between 60% and 65% due to the factors noted below. During 2011 and 2010, this range moved back to the historical level.

The two largest components of employee related costs grew/contracted as follows:

	2011	2010	2009

Payroll cost	20.7%	16.7%	-18.3%
Health care cost	2.3%	-9.0%	24.1%

The two largest components of operating and administrative expenses, outside of the employee related costs, grew/contracted as follows:

	2011	2010	2009

Occupancy	7.4%	5.7%	2.5%
Selling transportation	26.5%	-0.2%	-18.3%

The increase in payroll costs during 2011 and 2010 noted above was greater than the change in full-time equivalent headcount noted earlier in this document. This was driven by the following factors: (1) sales commissions grew (this increase is amplified by sales growth and, in the case of 2010 versus 2009, gross margin expansion, both of which have a meaningful impact on the commissions earned), (2) total bonuses earned increased due to our profit growth, (3) hours worked per employee grew, and (4) our profit sharing contribution grew. The payroll growth in 2011 versus 2010 was amplified because there were four quarters of strong growth. In 2010, the first quarter was still at a relatively lower level of pre-tax profit. This expanded for the last three quarters of 2010.

Our health care costs in 2011 increased from 2010. Our health care costs in the third quarter of 2010 decreased from the unusual peak in the same period of 2009. Health care costs in 2009, and the first quarter of 2010, increased dramatically due to the increase in the percentage of employees opting for expanded coverage as their spouses lost their insurance coverage at other employers, increases in COBRA costs due to changes in federal funding within COBRA, and an increase in health care utilization when compared to previous years. The 2011 health care costs represented a more normal level of per employee expenses, relative to 2010 and 2009. This resulted in a lower level of growth relative to the industry.

The two largest components of the remaining costs within our operating and administrative expenses include occupancy and selling transportation. Occupancy expenses increased from 2010 to 2011 and increased from 2009 to 2010. The increase from 2010 was driven by (1) a meaningful increase in utilities, (2) a dramatic increase in the amount of automated solutions (industrial vending) equipment as discussed earlier in this release (we consider the vending equipment to be a logical extension of our store operation and classify the expense as occupancy), (3) an increase in the number of locations, and (4) increased investment in our distribution infrastructure over the last several years. The selling transportation costs consist primarily of our store fleet as most of the distribution fleet costs are included in cost of sales. Selling transportation costs included in operating and administrative expenses for 2011 increased significantly from 2010, a sharp contrast to the prior year's trend. Most of the components of selling transportation costs increased at a rate less than sales growth, with two exceptions, the fuel component and the vehicle depreciation/lease payments components increased more than sales growth in 2011. This was driven primarily by the increase in per gallon fuel costs discussed below and the expansion of our fleet related to additions to our non-store sales personnel, particularly industrial vending vehicles.

The last several years have seen meaningful swings in the cost of diesel fuel and gasoline – During the first, second, third, and fourth quarters of 2011, our total vehicle fuel costs were approximately $8.6, $10.5, $9.8, and $9.8 million, respectively. During the first, second, third, and fourth quarters of 2010, our total vehicle fuel costs were approximately $6.4, $6.8, $6.6, and $7.1 million, respectively. The changes resulted from variations in fuel costs, variations in the service levels provided to our stores from our distribution centers, changes in the number of vehicles at our store locations, and changes in the number of other sales centered vehicles. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery and other sales centered vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store and other sales centered use).

The average per gallon fuel costs (in actual dollars) and the percentage change (on a year-over-year basis) for the last three years was as follows:

Per gallon average price	Q1	Q2	Q3	Q4	Annual Average[1]

2011 price
Diesel fuel	$3.60	4.04	3.90	3.87	3.85
Gasoline	$3.22	3.78	3.62	3.37	3.50

2010 price
Diesel fuel	$2.89	3.06	2.96	3.14	3.01
Gasoline	$2.68	2.80	2.71	2.84	2.76

2009 price
Diesel fuel	$2.19	2.29	2.61	2.70	2.45
Gasoline	$1.86	2.25	2.55	2.54	2.30

Per gallon price change	Q1	Q2	Q3	Q4	Annual

2011 change
Diesel fuel	24.6%	32.0%	31.8%	23.2%	27.9%
Gasoline	20.1%	35.0%	33.6%	18.7%	26.8%

2010 change
Diesel fuel	32.0%	33.6%	13.4%	16.3%	22.9%
Gasoline	44.1%	24.4%	6.3%	11.8%	20.0%

[1] Average of the four quarterly figures contained in the table.

Income taxes – Incomes taxes, as a percentage of earnings before income taxes, were approximately 37.8% and 38.4% for 2011 and 2010, respectively. As our international business and profits grow over time, the lower income tax rates in those jurisdictions, relative to the United States, have begun to lower our effective tax rate.

WORKING CAPITAL:

The year-over-year comparison and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

	Balance at December 31:			Twelve Month Dollar Change		Twelve Month Percentage Change
	2011	2010	2009	2011	2010	2011	2010
Accounts receivable, net	$ 338,594	270,133	214,169	68,461	55,964	25.3%	26.1%
Inventories	$ 646,152	557,369	508,405	88,783	48,964	15.9%	9.6%
Operational working capital[1]	$ 984,746	827,502	722,574	157,244	104,928	19.0%	14.5%
Sales in last two months	$ 451,069	370,582	302,838	80,487	67,744	21.7%	22.4%

The growth in accounts receivable noted above was driven by our sales growth in the final two months of the period. The strong growth in recent years with our international business and with large customer accounts has created some difficulty with managing the growth of accounts receivable relative to the growth in sales.

Our growth in inventory balances over time does not have as direct a relationship to our monthly sales patterns as does our growth in accounts receivable. This is impacted by other aspects of our business. For example, the dramatic economic slowdown in late 2008 and early 2009 caused our inventory to spike. This occurred because the lead time for inventory procurement is typically longer than the visibility we have into future monthly sales patterns. Over the last decade, we increased our relative inventory levels due to the following: (1) new store openings, (2) expanded stocking breadth at individual stores, (3) expanded stocking breadth at our distributions centers (for example, our master stocking hub in Indianapolis expanded its product breadth over six fold from 2006 to 2011), (4) expanded direct sourcing, (5) expanded private label brands, and (6) expanded vending solutions. Items (4), (5), and (6), plus the impact of strong growth with national accounts and international expansion, created most of our inventory growth in 2011 and 2010. We believe these were excellent investments for our business. These investments have, and we believe will continue to, leverage our sales growth.

The discussion above covers inventory from a longer perspective; in more recent quarters, our expanding inventories are related to (1) our expanding sales growth trends (with emphasis on our large account business – both OEM and MRO), (2) our confidence in their sustainability, (3) international expansion, and in recent months, (4) some inflation. However, this expansion has been at a rate less than sales growth which has allowed us to improve our inventory utilization.

Our operational working capital improved relative to sales in both 2011 and 2010.

1 For purposes of this discussion, we are defining operational working capital as the accounts receivable, net and inventory.

BALANCE SHEET AND CASH FLOW:

Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During the fourth quarter of 2011, we generated $74,308 (or 85.0% of net earnings) of operating cash flow.  During all of 2011, we generated $268,489 (or 75.0% of net earnings) of operating cash flow. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above.

The strong free cash flow (operating cash flow less net capital expenditures) during 2010 and 2011 allowed us to increase our dividend in 2011. We paid our regular semi-annual dividend in the first quarter of 2011; subsequent to this, we declared and paid our 'first' second quarter dividend. With this payment, our board of directors indicated their desire to begin paying quarterly dividends. Our dividends (per share basis) were as follows in 2011 and 2010:

	2011	2010
First quarter	$ 0.25	0.20
Second quarter	$ 0.13	0.00
Third quarter	$ 0.13	0.21
Fourth quarter	$ 0.14	0.21
Total	$ 0.65	0.62

STOCK REPURCHASE:

We did not purchase any stock in 2010 or 2011. We currently have authority to purchase up to 1,800,000 shares.

CONFERENCE CALL TO DISCUSS QUARTERLY EARNINGS:

As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

ADDITIONAL INFORMATION:

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) the goals of our long‑term growth strategy, 'pathway to profit', including anticipated decreases in the rate of new store openings from our historic rate prior to implementation of the strategy, planned additions to our sales personnel, the expected funding of such additions out of cost savings resulting from the slowing of the rate of new store openings, the growth in average store sales expected to result from that strategy and from our recent decision to add resources focused on specific sales opportunities and the expected timeline for achieving that growth, the leverage, working capital and productivity improvements expected to result from the strategy, and the growth in profitability expected to result from the strategy and the expected timeline for achieving that growth (including our belief that we can achieve targeted profitability due to a structural lowering of our costs even if our average store sales do not grow as expected), (2) the expected rate of new store openings, (3) our belief in the transformative nature of automated solutions (industrial vending), (4) our expected gross profit range, (5) the sales growth leverage expected to result from our inventory investments, (6) our expectations regarding sales growth and our confidence in the sustainability of that growth, and (7) the future payment of quarterly dividends. The following factors are among those that could cause our actual results to differ materially from those predicted in such forward looking statements: (1) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, changes in the expected rate of new store openings, difficulties in successfully attracting and retaining additional qualified sales personnel, an inability to realize anticipated savings from lowering our cost structure, and difficulties in changing our sales process could adversely impact our ability to achieve the goals of our 'pathway to profit' initiative and the expected time frame for achieving those goals, (2) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, a change from that projected in the number of North American markets able to support stores, or an inability to recruit and retain qualified employees could cause the rate of new store openings to change from that expected, (3) a weaker level of industry acceptance or adoption of the vending technology from what we are currently experiencing could cause the automated solutions to be less transformative than expected, (4) changes in our current mix of products, geographies, end markets, and end market uses could impact our expected gross profit range, (5) a decision to stock a greater amount of safety stock (extra units of inventory carried as protection against possible stock outs) or to expand product offerings in the various geographic areas in which we operate could cause sales growth leverage expected to result from our inventory investments not to occur, (6) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries could affect our ability to sustain our sales growth, and (7) changes in our financial condition or results could cause us to modify our expected dividend practices. We assume no obligation to update any forward looking statement or any discussion of risks and uncertainties related to such forward looking statements. A discussion of other risks and uncertainties which could cause our operating results to vary from anticipated results or which could materially adversely affect our business, financial condition, or operating results is included in our 2010 annual report on Form 10-K under the sections captioned Certain Risks and Uncertainties and Item 1A – Risk Factors. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets
(Amounts in thousands except share information)

Assets	(Unaudited) December 31, 2011	December 31, 2010

Current assets:
Cash and cash equivalents	$ 117,676	143,693
Marketable securities	27,165	26,067
Trade accounts receivable, net of allowance for doubtful accounts of $5,647 and $4,761, respectively	338,594	270,133
Inventories	646,152	557,369
Deferred income tax assets	16,718	17,897
Other current assets	89,833	70,539
Total current assets	1,236,138	1,085,698

Marketable securities	0	5,152
Property and equipment, less accumulated depreciation	435,601	363,419
Other assets, net	13,209	14,014

Total assets	$ 1,684,948	1,468,283

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$ 73,779	60,474
Accrued expenses	111,962	96,412
Income taxes payable	2,077	5,299
Total current liabilities	187,818	162,185

Deferred income tax liabilities	38,154	23,586

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized	0	0
Common stock, 400,000,000 shares authorized, 295,258,674 and 294,861,424 shares issued and outstanding, respectively	2,953	2,948
Additional paid-in capital	16,856	2,889
Retained earnings	1,424,371	1,258,183
Accumulated other comprehensive income	14,796	18,492
Total stockholders' equity	1,458,976	1,282,512

Total liabilities and stockholders' equity	$ 1,684,948	1,468,283

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	(Unaudited)		(Unaudited)
	Year ended December 31,		Three months ended December 31,
	2011	2010	2011	2010

Net sales	$ 2,766,859	2,269,471	697,804	573,766

Cost of sales	1,332,687	1,094,635	340,626	275,149
Gross profit	1,434,172	1,174,836	357,178	298,617

Operating and administrative expenses	859,369	745,112	216,552	191,779
Loss (gain) on sale of property and equipment	194	35	11	(68)
Operating income	574,609	429,689	140,615	106,906

Interest income	472	951	154	238

Earnings before income taxes	575,081	430,640	140,769	107,144

Income tax expense	217,152	165,284	53,297	41,983

Net earnings	$ 357,929	265,356	87,472	65,161

Basic net earnings per share	$ 1.21	0.90	0.30	0.22

Diluted net earnings per share	$ 1.21	0.90	0.30	0.22

Basic weighted average shares outstanding	295,054	294,861	295,231	294,861

Diluted weighted average shares outstanding	295,869	294,861	296,253	295,135

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Amounts in thousands)

	(Unaudited)
	Year ended December 31,
	2011	2010

Cash flows from operating activities:
Net earnings	$ 357,929	265,356
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	44,113	40,688
Loss on sale of property and equipment	194	35
Bad debt expense	9,217	8,658
Deferred income taxes	15,747	1,602
Stock based compensation	4,050	4,030
Amortization of non-compete agreements	593	67
Changes in operating assets and liabilities:
Trade accounts receivable	(77,678)	(64,622)
Inventories	(88,783)	(48,964)
Other current assets	(19,294)	(24,577)
Accounts payable	13,305	6,984
Accrued expenses	15,550	30,393
Income taxes	(3,222)	16,956
Other	(3,232)	3,882
Net cash provided by operating activities	268,489	240,488

Cash flows from investing activities:
Purchase of property and equipment	(120,043)	(73,597)
Proceeds from sale of property and equipment	3,554	4,459
Net decrease (increase) in marketable securities	4,054	(581)
Net decrease (increase) in other assets	212	(10,329)
Net cash used in investing activities	(112,223)	(80,048)

Cash flows from financing activities:
Proceeds from exercise of stock options	8,934	0
Tax benefits from exercise of stock options	988	0
Payment of dividends	(191,741)	(182,814)
Net cash used in financing activities	(181,819)	(182,814)

Effect of exchange rate changes on cash	(464)	1,215

Net decrease in cash and cash equivalents	(26,017)	(21,159)

Cash and cash equivalents at beginning of year	143,693	164,852
Cash and cash equivalents at end of year	$ 117,676	143,693

Supplemental disclosure of cash flow information:
Cash paid during each year for income taxes	$ 205,614	146,726
CONTACT: Sheryl Lisowski
         Controller
         507-453-8550